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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement             / /  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY RULE 14A-
                                                  6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CENTERIOR ENERGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

      (LOGO)
            6200 OAK TREE BLVD.
       INDEPENDENCE, OHIO 44131

                                                           Robert J. Farling
                                                           Chairman, President
                                                           & Chief Executive
                                                           Officer

                                                                  March 12, 1996

Dear Share Owner:

Attached is your Proxy Statement and Notice of Annual Meeting of Centerior Energy Corporation. The annual meeting will be held TUESDAY, APRIL 23, 1996 AT 10:00 A.M., Cleveland time, in the Grand Ballroom of Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio. On behalf of all directors, I cordially invite you to attend. We will provide light refreshments prior to the meeting. For those of you who plan to attend the meeting, a map showing the location of Executive Caterers at Landerhaven appears on the back cover of this proxy statement.

The matters to be acted upon at the meeting are important to you as a share owner. Therefore, whether or not you plan to be present, we urge you to give your prompt attention to these proposals. Please sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided to help us obtain the representation needed to conduct business at the meeting. We greatly appreciate the interest shown by our share owners through the voting of their stock and look forward to having a large representation at the 1996 annual meeting.

                                                 Sincerely,

                                                 /s/ Robert J. Farling

                          CENTERIOR ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

                                                                  March 12, 1996

To the Common Stock Share Owners of
Centerior Energy Corporation:

     The annual meeting of the share owners of Centerior Energy Corporation will be held in the Grand Ballroom of Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio 44124, on Tuesday, April 23, 1996 at 10:00 a.m., Cleveland time, for the purpose of acting on the following matters:

     1. Election of 11 directors of the Company;

     2. Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent accountants of the Company and its subsidiaries for 1996;

     3. Consideration of the two share owner proposals set forth in the accompanying proxy statement, if presented to the meeting; and

     4. Any other matters which may properly come before the meeting.

     Owners of Common Stock of record at the close of business on February 28, 1996 are entitled to vote at the meeting.

                                            By order of the Board of Directors,

                                            JANIS T. PERCIO, Secretary

                          CENTERIOR ENERGY CORPORATION

                                PROXY STATEMENT
                           OF THE BOARD OF DIRECTORS

                                 March 12, 1996

                       FOR ANNUAL MEETING OF SHARE OWNERS

                                 April 23, 1996

                              GENERAL INFORMATION

     Centerior Energy Corporation ("Company") is the parent company of The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison") and Centerior Service Company ("Centerior Service") and three other small subsidiaries. The Company and its subsidiaries comprise the Centerior System.

     The accompanying proxy is solicited by the Board of Directors of the Company. Any share owner giving such a proxy has the power to revoke it by giving notice to the Company in writing or in open meeting.

     It is contemplated that officers and regular employees of the Centerior System may solicit the return of proxies by personal interview, mail, telephone and other electronic means. Banks, brokers and nominees who hold Common Stock of the Company ("Common Stock") in their names will be furnished proxy material with the request that they forward it to the beneficial owners of such stock. The Company will reimburse them for this expense. The entire cost of this solicitation of proxies will be paid by the Company.

     Any share owner with a hearing impairment who plans to attend the annual meeting may request that the Company provide a sign language interpreter at the meeting. Requests for an interpreter must be received by Share Owner Services at the Company no later than Monday, April 15, 1996.

                               VOTING SECURITIES

     Common Stock is the only class of security entitled to vote at the meeting. The record date for determining the shares entitled to vote is February 28, 1996. There are 148,027,828 shares of Common Stock outstanding as of that date, each of which is entitled to one vote.

     FMR Corp., 82 Devonshire Street, Boston, MA 02109, has notified the Company that as of December 31, 1995 it was the beneficial owner of 11,011,800 shares of Common Stock, which is 7.4% of the shares outstanding as of February 28, 1996. FMR has sole investment power but no voting power for these shares.

     T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, has notified the Company that as of December 31, 1995 it was the beneficial owner of 8,160,600 shares of Common Stock, which is 5.5% of the shares outstanding as of February 28, 1996. T. Rowe Price has sole investment power for these shares, sole voting power for 784,200 shares and no voting power for the remaining shares. T. Rowe Price disclaims beneficial ownership of these shares.

     The persons named in the proxy will vote all shares in accordance with the instructions given by the share owners in their respective proxies returned duly executed and received by the Company on or prior to April 23, 1996 (unless the meeting is adjourned to a later date, in which case all proxies received on or prior to such later date will be voted). Except to the extent your instructions are to the contrary, your shares will be voted as the Board recommends. The persons named in the proxy will use their discretion to vote all shares they are entitled to vote with respect to any other matters which may properly come before the meeting. SHARES HELD FOR PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN AND THE CX-IRA WILL BE VOTED BY THE RESPECTIVE CUSTODIAN THE SAME WAY AS THE SHARE OWNERS' SHARES OF RECORD, IF ANY, ARE VOTED.

                          ATTENDANCE AT ANNUAL MEETING

     Only share owners of record on the record date for the meeting or their proxies are entitled to attend and participate in the meeting.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established seven committees to facilitate the carrying out of its responsibilities.

     The Audit Committee recommends to the Board annually the firm of independent accountants to be retained for the ensuing year by the Company and its subsidiaries and reviews the results of the accountants' examination of the financial statements of the Company and its subsidiaries and the audit practices employed by them. The Committee oversees the establishment and administration by management of effective internal accounting controls and an accounting system designed to produce financial statements which present fairly the financial position of the Company and its subsidiaries. The Committee is composed of outside directors, that is, directors who are not now and who never have been officers of the Company. The Committee held two meetings in 1995.

     The Capital Expenditures Committee recommends to the Board annually a five-year construction program and an annual capital expenditures budget. The Committee authorizes individual projects involving a commitment in excess of $1,000,000. It also reviews expendi-tures made pursuant to the five-year construction program and annual capital expenditures budget and recommends changes to the Board. The majority of the Committee is composed of outside directors. The Committee held three meetings in 1995.

     The Environmental and Community Responsibility Committee monitors the Company's status and compliance with environmental laws, rules and regulations and reviews and makes recommendations to management and the Board regarding environmental and other community responsibility programs and issues. The Committee is composed of a majority of outside directors. The Committee held three meetings in 1995.

     The Executive and Nominating Committee acts on behalf of the Board between meetings of the Board and has the authority of the Board with certain exceptions. In addition, it recommends to the Board candidates to be nominated for election as directors of the Company at the annual meeting each year, persons to fill any vacancies on the Board and changes in the size of the Board. The Committee is composed of non-officer directors, that is, directors who are not currently officers of the Company, and the Chairman of the Company. The Committee held one meeting in 1995. A share owner who wishes to suggest to the Committee a person to be considered to serve as a director should submit the suggestion in writing to the Secretary of the Company. The suggestion of the share owner must be received by the Company not later than the December 1 preceding an annual meeting if the share owner wants the Committee to consider including that person as a candidate for director in the proxy statement for that annual meeting.

     The Finance Committee reviews and recommends long-range financial policies and objectives of the Centerior System and specific actions to achieve these objectives. The Committee also reviews the investment performance of the trustees and investment managers of the pension and employee savings plans of the Centerior System and establishes general investment policy for the investment of pension and savings plan assets with the concurrence of the respective trustees of those plans. The majority of the Committee is composed of outside directors. The Committee held five meetings in 1995.

     The Human Resources Committee reviews and approves the Centerior System's overall Compensation Plan, including the pension and employee stock plans. The Committee recommends to the Board for approval the compensation of the Chairman and President of the Company. It also approves, recommends or reviews management proposals concerning the compensation and benefits of most other officers and certain employees of the Centerior System. The Committee is composed of outside directors. The Committee held six meetings in 1995.

     The Nuclear Committee monitors and consults with and makes recommendations to management and the Board regarding nuclear matters, including the operation of all nuclear units in which the Centerior System has an ownership interest or other output entitlement. The

Committee is composed of a majority of outside directors. The Committee held four meetings in 1995.

     The Board held nine meetings in 1995. The average attendance at the aggregate of the total number of meetings of the Board and committees was 95%. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served.

                             ELECTION OF DIRECTORS

     In accordance with the retirement policy of the Board, Leigh Carter, who has served with distinction as a director of the Company since April 1986 and of Cleveland Electric from April 1979 to October 1988, is not eligible to be a candidate for election. Accordingly, on January 23, 1996, pursuant to the Regulations of the Company, the Board reduced its size to 11 members effective April 23, 1996 when Mr. Carter will retire.

     Eleven directors are to be elected at the annual meeting, each with a term of office until the next annual meeting or until his or her successor is elected and qualified. Listed below are the 11 candidates of the Board and brief statements of their business experience during at least the last five years. The Common Stock beneficially owned by each candidate is set forth in the table on page 14. All of the candidates currently are members of the Board and are expected to be able to serve, if elected. The 11 candidates receiving the most votes will be elected directors.

     The shares represented by the proxy, if returned duly executed and timely received, will be voted for the candidates listed below, except to the extent the proxy is marked to withhold the authority to vote. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect. If voting is cumulative as described below, the persons authorized in the proxy will distribute the cumulated votes represented by the proxy among those candidates nominated at the meeting as they shall select. In the event a candidate listed below becomes unavailable for any reason prior to the meeting, the persons authorized in the proxy may nominate and vote for a replacement candidate or they may vote to reduce the number of directors to the number of candidates listed below who are available.

     Under Ohio law, directors can be elected by cumulative voting (1) if a Common Stock share owner notifies the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the time fixed for the holding of a meeting for the election of directors that he desires cumulative voting and (2) upon the convening of the meeting, if an announcement that such notice has been given is made by the chairman or secretary of the meeting or by or on behalf of the share owner giving such notice. In cumulative voting, each share owner has votes equal to the total number of shares of record owned by him multiplied by the number of directors to be elected. These votes can be cast for a single candidate or distributed in any amounts among any number of the candidates.

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                                             ------------                              ------------
[Photo]             RICHARD P. ANDERSON, 66, President and Chief Executive Officer         1986
                    since 1988 of The Andersons Inc., a grain, farm supply and retailing firm. Previously, he was Managing Partner of The
                    Andersons. He also is a director of First Mississippi
                    Corporation and N-Viro International Corporation. (2) (3)

[Photo]             ALBERT C. BERSTICKER, 61, Chairman and Chief Executive Officer         1990
                    since February 1996 of Ferro Corporation, a producer of
                    specialty chemical materials for manufactured products. Mr.
                    Bersticker was President and Chief Executive Officer of Ferro
                    from May 1991 to February 1996 and President and Chief
                    Operating Officer from April 1988 to May 1991. He has been a director of Ferro since 1978. Mr. Bersticker also is a director of Brush Wellman Inc., KeyCorp and Oglebay Norton Company. (3)
                    (4)

[Photo]             THOMAS A. COMMES, 53, President and Chief Operating Officer            1987
                    since June 1986 of The Sherwin-Williams Company, a manufac-
                    turer of paints and painting supplies. He has been a director of Sherwin-Williams since 1980. Mr. Commes also is a director of KeyCorp. (2) (5) (6)

[Photo]             WILLIAM F. CONWAY, 65, President of William F. Conway & Associ-        1994
                    ates, Inc., a management consulting firm. Mr. Conway was Execu-
                    tive Vice President-Nuclear from May 1989 to August 1994 of
                    Arizona Public Service Company, an electric utility. (3) (4)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------
[Photo]             WAYNE R. EMBRY, 58, President and Chief Operating Officer since        1991
                    July 1994 of the Cleveland Cavaliers, a professional basketball team. He was Executive Vice President and General Manager of the Cavaliers from June 1986 to July 1994. Since 1986, Mr.
                    Embry has been Chairman of M. A. L. Co., a fabricator of
                    hardboard, fiberglass and carpeting materials for the
                    automotive industry. He was also a marketing consultant, from
                    1983 through 1992, for G. Heileman Brewing Company, a domestic brewery. Mr. Embry is a director of M.A. Hanna Company, Ohio
                    Casualty Insurance and Society National Bank. (2) (7) (8)

[Photo]             ROBERT J. FARLING, 59, Chairman, President and Chief Executive         1988
                    Officer of the Company and Centerior Service since March 1992.
                    Mr. Farling has also been Chairman and Chief Executive Officer of Cleveland Electric and Toledo Edison since July 1993. He was
                    President and Chief Operating Officer of the Company from Octo-
                    ber 1988 and of Centerior Service from July 1988 to March 1992.
                    Mr. Farling has been a director of Cleveland Electric since
                    1986 and of Toledo Edison since 1988. He also is a director of
                    National City Bank. (3) (5) (6)

[Photo]             RICHARD A. MILLER, 69, Chairman and Chief Executive Officer of         1986
                    the Company and Centerior Service from October 1988 to March
                    1992. He is a director of The Lubrizol Corporation and Bank
                    One, Cleveland, N.A. and a member of the Advisory Board of Bank
                    One Ohio Trust Company, N.A. (4) (5) (6) (7)

[Photo]             FRANK E. MOSIER, 65, Vice Chairman from August 1991 to August          1986
                    1993 of the Advisory Board of BP America Inc., a producer and refiner of petroleum products. Mr. Mosier was Vice Chairman of
                    BP America from April 1988 to August 1991. He also is a
                    director of Associated Estates Realty Corporation. (4) (6) (7)
                    (8)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                             CANDIDATE(1)                                 SINCE
                    ---------------------------------------------------------------    ------------

[Photo]             SISTER MARY MARTHE REINHARD, SND, 66, Director of Development          1986
                    for the Sisters of Notre Dame of Cleveland, Ohio since 1989.
                    (2) (3) (7)

[Photo]             ROBERT C. SAVAGE, 58, President and Chief Executive Officer            1990
                    since 1973 of Savage & Associates, Inc., an insurance,
                    financial planning and estate planning firm. He is a director of Charter One Bank in Toledo and Solar Cells, Inc. (6) (7) (8)

[Photo]             WILLIAM J. WILLIAMS, 67, Chairman of Huntington National Bank          1986
                    from November 1991 to September 1993. He was Chairman and Chief
                    Executive Officer of Huntington National Bank from August 1986 to November 1991. Mr. Williams has been a director of
                    Huntington National Bank and Huntington Bancshares since 1985.
                    He is a director of Republic Engineered Steels, Inc. and UNR
                    Industries, Inc. (3) (5) (8)

---------------

(1) Centerior Service, Cleveland Electric and Toledo Edison are wholly owned subsidiaries of the Company. None of the other corporations of which the candidates are named as a current or former director or officer is or has been a parent, subsidiary or other affiliate of the Company.

(2) Member of the Audit Committee.

(3) Member of the Nuclear Committee.

(4) Member of the Capital Expenditures Committee.

(5) Member of the Executive and Nominating Committee.

(6) Member of the Finance Committee.

(7) Member of the Environmental and Community Responsibility Committee.

(8) Member of the Human Resources Committee.



     In 1995, directors who were not officers of the Company received 500 shares of restricted Common Stock and $11,000 as an annual retainer fee. The shares of Common Stock are restricted against disposition as long as the director remains on the Board. If a director leaves the Board for reasons other than retirement in accordance with the director retirement policy, death, disability or a change in control of the Company, the shares of restricted Common Stock will be forfeited back to the Company. Directors who were not officers of the Company also received $975 for each Board meeting and committee meeting attended, except that if more than one committee meeting was attended on the same day, the fee for each additional committee meeting was $650. The Chairmen of the Audit, Capital Expenditures, Environmental and Community Responsibility, Finance, Human Resources and Nuclear Committees each received an additional $100 per month as a retainer fee. Directors may elect to defer receipt of their fees.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent accountants of the Company and its subsidiaries for 1996. Arthur Andersen has served as independent accountants of the Company since 1986 and of Toledo Edison for many years. Although the appointment of independent accountants is not required to be approved by the share owners, the Board believes the share owners should participate in this appointment through ratification. If the share owners do not ratify the appointment, the Board will reconsider its action.

     An Arthur Andersen representative will be present at the annual meeting for the purpose of making a statement, if he desires to do so, and to respond to questions.

     Share owner ratification of the appointment of Arthur Andersen requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 2.

             SHARE OWNER PROPOSAL TO RESTRICT DISCRETIONARY VOTING

     The Company has been advised that a share owner intends to present the proposal set forth below at the 1996 annual meeting. The name and address of the proponent and the number of shares owned by the proponent will be furnished by the Company to any person promptly upon the receipt of their oral or written request.

          "RESOLVED THAT IN FUTURE PROXIES OF THIS CORPORATION, THERE SHALL BE NO DISCRETIONARY VOTING BY THE PROXY-HOLDER AND ONLY MARKED ITEMS ARE TO BE COUNTED."

     STATEMENT OF SHARE OWNER The statement of the share owner submitted in support of the proposal is as follows:

          "Throughout corporate America, I feel there are many disregards for shareholder rights disguised as (1) following the minimum requirements of the S.E.C., (2) doing things the way other corporations do (e.g. executive pay and perks, formats for meetings and disclosures). This shareholder proposal is but the first of five things needed to make ALL managers more responsive to their stockholders.

          None of the executive compensation plans are truly objective and the base year for determining bonuses should not be the year of greatest losses. An additional column should reveal the total value of all compensation. Other ways of determining investment value are by increases (or decreases) in the dividend and investor confidence as determined by the market price. Good management will show profits even in bad years.

          I am particularly dismayed at the statement on proxies that says (in essence) "proxies signed but not marked will be voted as management has suggested".

          Although Centerior's proxy card resembles almost every other card I have seen (other than street-name holders), it is nevertheless confusing to many shareholders. Management says that shareholders clearly understand how their votes will be counted if they don't put Xs in the boxes and that this process allows the investor not to be burdened with making two to eight Xs, after supposedly wading through the entire proxy statement. While all managements trivialize the importance of the unmarked proxies, none are willing to allow my proposal to go unchallenged. Trying to read through the gobbelygook of the proxy statement, how many shareholders even understand what they are being asked to vote upon, and how many times are management's proposals open-ended?

          In the 1994 proxy statement, concerning three shareholder proposals, there was the statement "Abstentions and broker non-votes have the same effect as a vote against the proposal". That same statement was on the draft of the rebuttal to my 1995 proposal, but was corrected when I complained to the SEC.

          For the 1995 annual meeting, the director-candidate biographies carefully omitted previous service on the Boards of the predecessor companies -- Toledo Edison and C.E.I. In addition, over thirteen million shares held by brokers were voted for them, possibly without being marked by the shareholders. Since the names of these shareholders are not readily available to Centerior, it is impossible to know if they even had the opportunity to vote. Is this democracy?

          Last year's proposal was said to have garnered 32% of the vote, while less than 70% of the outstanding shares were represented, including over 4 million abstentions, and among the votes counted against were the unmarked proxies -- which were almost another 4 million shares.

          A rather controversial management compensation plan was said to have passed by 57%, including the same unmarked 6,992 proxies representing 3.8 million shares.

          IF YOU AGREE, PLEASE MARK YOUR PROXY FOR; if you disagree, mark against. NOTE; PROXIES NOT MARKED WILL BE COUNTED AGAINST THIS RESOLUTION."

     STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHARE OWNER PROPOSAL The response of the Board of Directors in opposition to the share owner proposal is as follows:

          The Board of Directors recommends a vote AGAINST this issue. A similar proposal was presented to share owners last year by the same proponent and was defeated.

          The supporting statement expresses frustration with "corporate America" and states that management should be made to be more responsive to share owners. However, this proposal would not give share owners any new rights or powers but instead would take away rights and powers that make it easy for share owners to participate in share owner meetings.

          Under Ohio law, a share owner is entitled to participate at share owner meetings in person or by proxy. If our share owners choose to participate at a meeting by proxy, they can direct how their votes will be cast by either (i) marking a box for each item to be voted on and signing the proxy card, or (ii) simply signing the proxy card. The adoption of this proposal would take from share owners their right to participate at share owner meetings when they return a signed, but unmarked proxy card. This is both unfair and unnecessary.

          In addition, the adoption of this proposal could result in inequitable share owner actions. Most of the Company's share owners are represented at its share owner meetings through proxies, while an extremely small percentage of shares are represented in person. Shares represented by proxies would be counted toward the establishment of a quorum at the share owner meeting, thereby allowing all business that could be undertaken at a share owner meeting to proceed. However, once the items specifically listed in the proxy statement have been concluded, the share owners present in person at the meeting could continue to take actions. If the properly authorized proxies are not able to vote at their discretion, actions that affect the Company and all of its share owners could be taken by the direction of the extremely small percentage of share owners that are physically present at the meeting.

          Historically, the Company's proxy materials have provided share owners with the ability to grant a discretionary proxy in a manner consistent with the laws of the State of

     Ohio. Share owners are not required to mark their proxy cards for a matter described in the Company's proxy statements in order to have their shares counted in voting for such matter, so long as their proxy cards are properly signed. The federal proxy rules promulgated by the Securities and Exchange Commission ("SEC") explicitly recognize and permit this practice.

          The proposal appears to reflect the implicit assumption that share owners are inadvertently returning properly executed but unmarked proxy cards, unaware as to how they will be voted. The Board does not agree with that assumption and believes that share owners fully understand the process as it now exists. The Company's proxy card clearly indicates in bold-face type how your shares will be voted if no direction is given. That information is also contained in the text of the Company's proxy statements. The Board of Directors believes that share owners who take advantage of this procedure are fully aware of how their proxy cards will be voted and do so because that procedure provides a convenient method to indicate that the share owner chooses to vote in accordance with the Board's recommendations.

          Your Board of Directors further believes that our current procedures facilitate the execution and return of proxy cards, resulting in a higher share owner response than could be expected if share owners were required to complete each item on the proxy card. This, in turn, helps to minimize the time and expense incurred in connection with the solicitation of proxies. The adoption of the proposal would also prohibit us from complying with the wishes of our share owners because a signed, but unmarked proxy card must be ignored. Your Board of Directors believes that our procedures, which follow SEC rules and customary practice in the United States, are appropriate and essential for good corporate governance.

          Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstention and broker non-votes have no effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 3.

            SHARE OWNER PROPOSAL TO RESCIND EQUITY COMPENSATION PLAN

     The Company has been advised that a share owner intends to present the proposal set forth below at the 1996 annual meeting. The name and address of the proponent and the number of shares owned by the proponent will be furnished by the Company to any person promptly upon the receipt of their oral or written request.

          "Resolved, that the vote of the stockholders at the 1995 annual meeting of the Company approving the so-called "Equity Compensation Plan" be, and it hereby is, rescinded, and such action is hereby declared null and void."

     STATEMENT OF THE SHARE OWNER The statement of the share owner submitted in support of the proposal is as follows:

          "Last year's proxy statement urging us to vote for the "Equity Compensation Plan" didn't tell us the whole story -- and what it did tell us has to be dug out by very careful reading. Did it make clear to you that over a ten-year period the "Equity Compensation Plan" authorizes the directors who manage it to give away five percent of the whole company to whatever officers and employees they may choose to favor? (Even at the low price of $8 a share, that's over fifty-nine million dollars ($59,000,000.00) based on the number of shares outstanding at the end of 1994. If management brings the stock back to the 1993 high of $20 a share, that's one hundred and forty-eight million dollars ($148,000,000.00).) Did it tell you what that means in terms of diluting the ownership interest of the rest of us?

          Moreover, the proxy statement told you that "50 employees at the department head level and above" had already been selected to participate in the "Equity Compensation Plan." Did it tell you who they were? Did it tell you on what basis they were chosen? Did it tell you what kinds of rewards each was going to get, and for what? Did it tell you whether any of them were the same people who were responsible for the Company's losses and responsible for our dividend being cut down to one-third of its former level, and our stock losing more than half of its value?

          Many stockholders would naturally feel that the people who were responsible for running our investment down should not now be rewarded with a chunk of the Company. But the proxy statement did not give us enough information to make that judgment in deciding how to vote on the "Equity Compensation Plan." That vote should be rescinded, and if management wants to present another proposal for our consideration next year they can do so -- provided they tell us the whole story."

     STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHARE OWNER PROPOSAL The response of the Board of Directors in opposition to the share owner proposal is as follows:

          The Board of Directors recommends a vote AGAINST this issue. At last year's annual meeting, share owners voted on and approved the Equity Compensation Plan ("Plan"). All material facts were provided to share owners in last year's proxy statement and the favorable vote reflected the support of the Board's use of this Plan to provide equity-based compensation to executive officers and other key employees.

          The supporting statement implies that the 1995 proxy statement did not meet the required standard of disclosure in presenting the terms of the Plan in the proxy statement. The Board takes strong issue with this implication as the applicable disclosure requirements were carefully reviewed and the 1995 proxy statement fully complied with such disclosure requirements. The supporting statement suggests that the Company did not disclose the limits of the Plan and the possible dilutive effect. The Company clearly indicated that annual awards could be made up to .5% of the shares outstanding. Currently, there is no dilution as the Company is fulfilling the Plan's obligations through purchases of Common Stock in the open market rather than issuing new shares. Furthermore, the awards made to date under the Plan, as fully disclosed in our proxy statements, did not approach the maximum levels established by the Plan.

          The Board recognizes its responsibilities to the share owners and has determined and approved compensation levels for the executive officers of the Company which it believes are fair to share owners and those officers. The Board believes that a significant portion of executive pay should be directly related to corporate performance to more closely link the interests of executives to those of share owners. The purpose of the Plan is to provide stock-based awards to executive officers and other key employees based on their individual performance as well as Company performance. Shares of restricted stock and stock options have been granted to encourage stock ownership of the Company and to provide further incentive to improve Company performance, thereby increasing share owner value. The stock options which were awarded pursuant to this Plan have exercise prices of $11.00, $13.20 and $14.58. The prices were set above current market value in order to provide further incentive to executives to improve the Company's performance. The elimination of stock-based awards would sever the link between compensation and Company performance at the very time when the Board is trying to more closely align the two.

          Last year share owners concluded that the Plan was good for the Company and its share owners. The proponent's supporting statement provides no valid reason for rescinding the Plan.

          Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 4.

                                 OTHER BUSINESS

     The Board knows of no business to be transacted at the meeting other than that presented above. However, if other matters do properly come before the meeting, the accompanying proxy will be voted on such matters in accordance with the judgment of the persons authorized in the proxy to vote them.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows shares of Common Stock beneficially owned as of February 28, 1996 by each director candidate, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                        NUMBER OF SHARES
                                                                         OF COMMON STOCK
                                   NAME                               BENEFICIALLY OWNED(1)
      --------------------------------------------------------------  ---------------------
      Richard P. Anderson...........................................           2,761
      Albert C. Bersticker..........................................           2,065
      Thomas A. Commes..............................................           6,065
      William F. Conway.............................................           1,556
      Wayne R. Embry................................................           2,065
      Robert J. Farling.............................................          59,588(2)
      Richard A. Miller.............................................          13,092
      Frank E. Mosier...............................................           2,934
      Sister Mary Marthe Reinhard, SND..............................           2,809(3)
      Robert C. Savage..............................................           2,065
      William J. Williams...........................................           3,002
      Murray R. Edelman.............................................          18,856(2)
      Donald C. Shelton.............................................          10,771(2)
      Fred J. Lange, Jr. ...........................................          11,890(2)
      Al R. Temple..................................................           5,550(2)
      All directors and executive officers as a group(4)............         198,735(2)

---------------

(1) Beneficially owned shares include any shares with respect to which voting or investment power is attributed to an individual because of joint or fiduciary ownership of the shares or relationship to the record owner, such as a spouse, even if the individual does not consider himself or herself the beneficial owner. Certain individuals disclaim beneficial ownership of some of those shares.

(2) Includes the following numbers of shares which are not owned but may be purchased within 60 days after February 28, 1996 upon exercise of options to purchase shares of Common Stock: Mr. Farling -- 10,000; Mr. Edelman -- 5,000; Mr. Shelton -- 3,400; Mr. Lange -- 3,000; Mr. Temple -- 2,150; and
    all directors and executive officers as a group -- 33,550.

(3) Owned by Sisters of Notre Dame.

(4) All directors and executive officers as a group were considered to own beneficially 0.1% of the Company's Common Stock and none of the Preferred Stock of Cleveland Electric and Toledo Edison.



               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the SEC reports of ownership and changes in ownership with respect to the securities of the Company and its subsidiaries and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1995 all filing requirements were met on a timely basis.

                             EXECUTIVE COMPENSATION

REPORT OF HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  GENERAL

     The Human Resources Committee, which administers the Company's compensation program, recognizes that executive management faces significant challenges to achieve the goals of the Strategic Plan. The overall objective of that Plan is to enhance share owner value. Accordingly, the Company links executive compensation more directly to corporate performance through stock-based compensation in order to provide further incentive to enhance share owner value.

     The Board sets each executive officer's total compensation after considering recommendations of the Committee. In making such recommendations, the Committee considers corporate and individual performance and compensation data for other electric utilities with revenues comparable to the Company ("comparable utilities"). These companies are among the utilities comprising the EEI Index shown on the Performance Graph on page 20. The Company's Chief Executive Officer ("CEO") participates in the deliberations of the Committee and the Board but does not participate in the final determination of his own compensation.

     Executive officers' total compensation is comprised of three components -- base salary, annual cash incentive awards and long-term incentive awards. The mix of these components will vary based upon each officer's relative impact on the achievement of corporate goals. For most executive officers, about 40% of total compensation is based on annual cash incentives and long-term incentives which are linked to Common Stock performance, with the remainder provided in base salary. Comparable utilities typically provide about 20% of executive officer total compensation in the form of annual and long-term incentive awards. Thus, the Company's program places much greater emphasis on the link between compensation and share owner value.

  BASE SALARY

     The base salary of each executive officer is targeted at the median base pay level for similar positions at the comparable utilities. Adjustments to base salary are normally made each year based on corporate performance; individual performance, contribution and potential;

scope of responsibility; and the marketability of an executive both within and outside the electric utility industry.

     Since November 1993, base salaries for all executive officers have been frozen, except for those officers who have assumed significantly greater responsibilities. As a result, base salaries for most officers have fallen substantially below the median pay level for similar positions at the comparable utilities. After a comprehensive review of individual performance, in November 1995 restricted Common Stock was awarded to certain executive officers in lieu of base salary increases in order to partially offset this shortfall. The number of restricted shares awarded to each executive officer was calculated by taking the amount of the base salary increase which would have resulted from the performance evaluation and dividing it by the then-current market value of the Common Stock. The Common Stock awarded is restricted against disposition for five years. If an officer leaves the Company for reasons other than retirement, death, disability or a change in control of the Company, the officer's shares of restricted Common Stock will be forfeited back to the Company.

     In late 1995, the Company restructured into strategic business groups to better position itself for current and future competitive challenges. This resulted in substantial increases in responsibility for three of the four newly named business group heads. The restructuring officially assigned direct corporate accountability to these four executive officers for areas of responsibility shared by them following the departure of two executive vice presidents and several vice presidents in 1993. In recognition of this significant increase in responsibility and to help ensure management continuity, the Committee recommended and the Board approved increases for three of the four officers to bring their base salaries to approximately 90% of the targeted median base salary level for similar positions at the comparable utilities. As a result of these increases, the restricted Common Stock awards discussed above for these officers were lower than they otherwise would have been. In addition, the four strategic business group heads were granted an aggregate of 210,000 stock options exercisable at a price of $14.58 per share, which was 10% above book value of the Common Stock at the time of the grant.

  INCENTIVE COMPENSATION

     The Company's Executive Incentive Compensation Plan provides a short-term cash compensation component designed to emphasize achievement of short-term corporate and individual performance goals and a long-term compensation component designed to emphasize achievement of improved share owner value. The Committee recommends and the Board ultimately determines the amount and form of the awards to be granted under the Executive Incentive Compensation Plan based on the level of achievement of performance goals and the continued sustainable progress toward achievement of the Company's Strategic Plan.

     Incentive awards may include a cash component, an equity-based component, or both. Cash awards are payable at the time an incentive award is made. The equity-based component may be awarded in the form of deferred incentive units whose value mirrors the performance of the Company's Common Stock, including the accrual of earnings at a rate equivalent to the dividend rate. A deferred incentive unit is similar to a share of restricted Common Stock except that no shares are actually issued. Deferred incentive units vest and are paid in cash after five years except in the event of death, disability or retirement in which case vesting occurs immediately. If the executive leaves the Company for reasons other than death, disability or retirement prior to the vesting date, the deferred incentive units are forfeited.

     The Board establishes corporate and individual goals and corresponding performance measures each year and may award a portion of each executive officer's incentive compensation for each of the corporate and individual goals that is achieved. In 1995, the Board established five corporate goals for all executive officers. In addition, the Board established individual goals for those officers at the Vice President level and below related to their particular areas of responsibility in support of the Company's Strategic Plan. For the CEO, Executive and Senior Vice Presidents, 100% of their incentive compensation was tied to the corporate goals. For all other Vice Presidents, 75% of their incentive compensation was tied to the corporate goals and 25% to their individual goals.

     Three levels of performance were established by the Committee for each corporate and individual goal. In increasing levels of difficulty, the performance levels are threshold, target and maximum, with threshold being the minimum acceptable level of performance. A target incentive award may be paid if a goal is achieved at the target level of performance. Target incentive awards are 25% of base salary for Vice Presidents, 30% for Senior Vice Presidents, 35% for Executive Vice Presidents and 50% for the CEO. Each such officer's award can be more or less than the target incentive award depending on the weighted average level of performance for the various goals. Threshold performance is the minimum level of performance which merits an incentive award. If a goal is met at the threshold level, the incentive award is 75% of the target level award. The maximum level award is two times the target level award. The Committee and the Board may consider other factors in determining incentive awards.

     The Board established six performance measures for 1995 which related to the five corporate goals established by the Company's Strategic Plan. Those goals related to financial performance, revenue, customer satisfaction, employee achievement and power production and were weighted 40%, 20%, 15%, 15% and 10%, respectively. One of the performance measures was met at the threshold level, three at the target level and one performance measure was met at the maximum level. The remaining measure was below the threshold level. Although five of the six performance measures were met at the threshold level or above in 1995, the price of the Common Stock at year-end was unchanged from the price at year-end 1994. Therefore, in accordance with the discretion provided under the terms of the Executive Incentive Compensation Plan, the Committee recommended and the Board approved that the executive officers would not receive awards for 1995 corporate performance. As a result, the

CEO, the Executive Vice President and the Senior Vice Presidents received no incentive awards for 1995 performance. The awards for Vice Presidents were significantly reduced and ranged between 4.95% and 11.875% of base salary depending solely upon the attainment of their individual goals. In order to link compensation to share owner interests, the Board chose not to award a cash component but to make each award entirely in the form of deferred incentive units.

     In February 1996, the Committee recommended and the Board approved the grant of only stock options to executive officers as the long-term component of their compensation. The previous long-term compensation award made in November 1994 was a combination of stock options and restricted Common Stock. In 1996, only stock options were selected so that executive officers will benefit from these awards only if the Common Stock price increases significantly and to place an even greater portion of compensation at risk. In recognition that stock options have a lower initial value than restricted Common Stock, the number of options awarded to each executive officer was approximately twice the total of stock options and restricted Common Stock awarded in November 1994 to officers at comparable levels. The stock options are 10-year options exercisable at a price of $11.00 per share, which was approximately 30% above the market price of Common Stock on the date of the grant.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     In November 1995, the Committee reviewed data from the comparable utilities and determined that Mr. Farling's base salary continues to be significantly below the median of his peers and that even a substantial increase in his base salary would keep him well below the median. The Committee recommended, and the Board approved, that Mr. Farling's base salary remain unchanged and that, in lieu of a base salary increase, he receive 15,000 shares of restricted Common Stock and 75,000 stock options exercisable at a price of $14.58 per share.

     The results achieved on the six 1995 corporate performance measures referred to above under "Incentive Compensation" were to be the basis for determining Mr. Farling's incentive award. However, as also discussed above, although five of the six performance measures were met, Mr. Farling did not receive an incentive compensation award for 1995 corporate performance since the Common Stock price was unchanged from year-end 1994.

     Consistent with the desire of the Committee and the Board to further strengthen the link between share owner value and executive compensation as well as to place a greater portion of compensation at risk, in February 1996, Mr. Farling was granted 100,000 stock options with an exercise price of $11.00 per share as the long-term component of his total compensation. The basis for determining the number of options granted and the exercise price are the same as those for executive officers set forth under "Incentive Compensation" above.

  EMPLOYMENT AGREEMENTS

     The Company has an employment agreement through August 1996 with Donald C. Shelton, Senior Vice President -- Nuclear of Centerior Service, pursuant to which he receives a base salary of $225,000 and is entitled to participate in the Company's benefit plans, including the incentive plans discussed above. In addition, he is eligible for an additional incentive award of up to 30% of his annual base salary contingent upon the achievement of certain nuclear organizational, performance and cost management goals. Mr. Shelton met his 1995 goals and was awarded 6,879 deferred incentive units.

     The Company has an employment agreement through December 1996 with Al R. Temple, Vice President -- Sales and Marketing of Centerior Service, pursuant to which he receives a base salary of $170,000 and is entitled to participate in the Company's benefit plans, including the incentive plans discussed above. He is also eligible for an additional incentive award of up to 20% of his annual base salary contingent upon the achievement of certain sales, marketing and revenue goals in 1995. Mr. Temple met 92% of his 1995 goals and was awarded $31,150.

                                              Frank E. Mosier, Chairman
                                              Wayne R. Embry
                                              Robert C. Savage
                                              William J. Williams

PERFORMANCE GRAPH

     The following chart shows an indexed comparison of the cumulative total return on the Company's Common Stock, the Standard & Poor's 500 Index and the Edison Electric Institute Index of investor-owned electric utilities at December 31 of each year, assuming that $100 was invested on December 31, 1990 in Company Common Stock and each index. In each case, dividends have been reinvested.

                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          CENTERIOR        S&P 500        EEI INDEX
1990                                       100             100             100
1991                                    120.64          130.44          128.87
1992                                    131.80          140.45          138.69
1993                                     96.63          157.48          154.11
1994                                     69.84          156.55          136.28
1995                                     75.78          209.94          178.55

COMPENSATION

     The following table shows compensation paid by the Centerior System to the CEO and the executive officers of the Company ("CEC") or Centerior Service ("CSC") at December 31, 1995 who were the next four highest paid executive officers in 1995.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                                      AWARDS
                                   ANNUAL COMPENSATION      --------------------------              ALL OTHER COMPENSATION
                                                            RESTRICTED      SECURITIES     ----------------------------------------
  NAME AND PRINCIPAL               --------------------        STOCK        UNDERLYING      EMPLOYEE       SAVINGS PLAN
       POSITION           YEAR      SALARY      BONUS(1)     AWARD(2)        OPTIONS       BENEFITS(3)       MATCH(4)        TOTAL
----------------------    -----    --------     -------     -----------     ----------     -----------     ------------     -------
Robert J. Farling          1995    $360,048     $     0      $ 144,375        175,000        $19,188          $2,500        $21,688
  Chairman, President      1994     360,048         500        128,975         40,000         19,188           1,030         20,218
  and CEO of CEC and       1993     360,048           0              0              0         13,250               0         13,250
  CSC.
Murray R. Edelman          1995     265,044           0         28,875        110,000          2,386           3,750          6,136
  Executive Vice           1994     265,044         500         49,413         20,000          3,334           3,750          7,084
  President of CEC and     1993     258,451           0              0              0          4,192           3,690          7,882
  CSC.
Donald C. Shelton          1995     225,004           0          9,144         35,000          8,123           4,500         12,623
  Senior Vice              1994     225,004         500         33,500         13,600          7,125           2,918         10,043
  President -- Nuclear     1993     197,044           0              0              0          5,061           5,907         10,968
  of CSC.
Fred J. Lange, Jr.         1995     201,220           0         24,063        100,000          1,869           4,500          6,369
  Senior Vice              1994     191,404         500         30,988         12,000          3,782           4,527          8,309
  President of CEC and     1993     186,698           0              0              0          5,070           5,419         10,489
  CSC.
Al R. Temple (5)           1995     170,040      31,150          7,219         20,000          2,801           4,500          7,301
  Vice President --        1994     143,880      27,700         22,194          8,600          3,085           3,724          6,809
  Sales and Marketing
  of CSC.

---------------

(1) Mr. Temple received $31,150 pursuant to his employment agreement. See the table on page 23 for long-term incentive awards made in 1995.

(2) Restricted Common Stock awards are valued at the closing market price as of the date of grant. Restricted Common Stock holdings and the value thereof based on the closing price of the Common Stock at year-end are as follows:
    Mr. Farling -- 30,400 shares ($269,800); Mr. Edelman -- 8,900 shares ($78,988); Mr. Shelton -- 4,950 shares ($43,931); Mr. Lange -- 6,200 shares
    ($55,025); and Mr. Temple -- 3,400 shares ($30,175). Dividends on the restricted Common Stock are payable to the named officers.

(3) Represents the portion of premiums for life, accident, personal liability and supplemental retirement insurance benefits the Company pays for executive officers to the extent those premiums exceed that which is uniformly available to salaried employees under the Company's benefit plans. Also, the Company provides additional compensation to certain executive officers to purchase other employee benefits.

(4) The Company provides a 50% matching contribution to the Company's Employee Savings Plan on a maximum of 6% of the greater of an employee's base pay or $150,000.

(5) Mr. Temple joined the Company on February 28, 1994.



STOCK OPTIONS

     The following tables present information relating to stock options granted as 1995 compensation to the executive officers named in the Summary Compensation
Table. No options were exercised in 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                   ------------------------------------------------------------------
                                      NUMBER OF        % OF TOTAL OPTIONS     EXERCISE
                                     SECURITIES            GRANTED TO         OR BASE                     GRANT DATE
                       GRANT         UNDERLYING            EMPLOYEES           PRICE       EXPIRATION      PRESENT
       NAME             DATE       OPTIONS GRANTED       IN FISCAL YEAR        ($/SH)         DATE         VALUE(1)
------------------    --------     ---------------     ------------------     --------     ----------     ----------
Robert J. Farling     11/28/95          75,000                 26.3%           $14.58       12/4/2002      $ 26,250
                       2/27/96         100,000                 16.1             11.00       12/4/2002        43,000
Murray R. Edelman     11/28/95          60,000                 21.1             14.58      11/28/2005        22,800
                       2/27/96          50,000                  8.1             11.00       2/27/2006        21,000
Donald C. Shelton      2/27/96          35,000                  5.7             11.00      12/31/2001        14,700
Fred J. Lange, Jr.    11/28/95          50,000                 17.5             14.58      11/28/2005        19,000
                       2/27/96          50,000                  8.1             11.00       2/27/2006        21,000
Al R. Temple           2/27/96          20,000                  3.2             11.00       2/27/2006         8,400

---------------

(1) Except for Mr. Farling, the November 28, 1995 option values are based on the Black-Scholes pricing model using the following assumptions: expected stock volatility .235 (based on 21 quarters of closing stock prices prior to grant), risk-free rate of return 6.03%, dividend yield 8.3% and a 10-year term. The option value for Mr. Farling is based on the same assumptions except for a risk-free rate of return of 5.79% and an option term of 7 years.

    Except for Messrs. Farling and Shelton, the February 27, 1996 option values are based on the Black-Scholes pricing model using the following assumptions: expected stock volatility .235 (based on 21 quarters of closing stock prices prior to grant), risk-free rate of return 6.24%, dividend yield 9.1% and a 10-year term. The option values for Mr. Farling and Mr. Shelton are based on the same assumptions except for a risk-free rate of return of 5.83% and 5.71%, respectively, and option terms of 6.75 years and 6 years, respectively.

    These assumptions are not intended to be a forecast of future performance of the Company's Common Stock.



                         FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF                   VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
        NAME             EXERCISABLE/UNEXERCISABLE(1)       EXERCISABLE/UNEXERCISABLE
---------------------    ----------------------------     -----------------------------
Robert J. Farling           10,000/105,000                             (2)
Murray R. Edelman            5,000/75,000                              (2)
Donald C. Shelton            3,400/10,200                              (2)
Fred J. Lange, Jr.           3,000/59,000                              (2)
Al R. Temple                  2,150/6,450                              (2)

---------------

(1) The number of unexercisable options listed for each officer does not include the February 27, 1996 grants disclosed in the Option Grants table above.

(2) None of the outstanding options were in-the-money based on the closing price of the Company's Common Stock on December 29, 1995 of $8.875.



LONG-TERM INCENTIVE AWARDS

     The following table presents information for the executive officers named in the Summary Compensation Table relating to 1995 long-term incentive awards. These awards are in the form of deferred incentive units based on the average of the highest and lowest prices of the Company's Common Stock during the 52-week period preceding the award. The award vests after five years except that in the event of death, disability or retirement vesting occurs immediately. The value of the deferred incentive units mirrors the performance of the Company's Common Stock, including the accrual of earnings at a rate equivalent to the dividend rate. At the time of vesting, the units are paid in cash, based on the average of the highest and lowest prices of the Company's Common Stock during the prior 52 weeks.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                           PERFORMANCE
                                             OR OTHER
                         NUMBER OF         PERIOD UNTIL
                      SHARES, UNITS OR      MATURATION
       NAME             OTHER RIGHTS        OR PAYOUT
------------------    ----------------     ------------
Robert J. Farling              --                  --
Murray R. Edelman              --                  --
Donald C. Shelton           6,879(1)          5 years
Fred J. Lange, Jr.             --                  --
Al R. Temple                  858(2)          5 years

---------------

(1) Awarded pursuant to Mr. Shelton's employment agreement.
(2) Awarded pursuant to the Company's Executive Incentive Compensation Plan.

PENSION BENEFITS

     Centerior System employees, including officers, are covered by the Company's pension program. The pension program is a noncontributory fixed-benefit program which provides benefits upon retirement at or after age
55. The annual amount of the pension is based primarily upon the annualized average straight-time salary and incentive compensation in the 60 consecutive highest paid months ("covered compensation") and the number of years of service. The resulting benefit is reduced by a percentage (based on the number of years of service) of the average FICA wage base. The pension is reduced in the event of retirement prior to age 62 and in certain cases prior to age 65. Appropriate reductions are made if the employee elects a joint and survivor, guaranteed years certain, lump sum or other form of pension in place of payments for life. To the extent limits imposed by Federal law apply to reduce a pension which otherwise would be payable under the pension program, the amount of the reduction will be paid, as permitted by Federal law, directly by the Company. The following table shows the annual amount of a payment-for-life pension payable to salaried employees who retire under the pension program at or after age 62 at stated levels of covered compensation and years of service.

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
   COVERED        ---------------------------------------------------------------------------------------------------------
COMPENSATION         5            10           15            20            25            30            35            40
-------------     --------     --------     ---------     ---------     ---------     ---------     ---------     ---------
  $ 100,000       $  9,852     $ 19,704     $  29,556     $  39,408     $  44,760     $  50,112     $  52,288     $  54,464
    150,000         15,052       30,204        45,306        60,408        68,760        77,112        80,538        83,964
    200,000         20,352       40,704        61,056        81,408        92,760       104,112       108,788       113,464
    250,000         25,602       51,204        76,806       102,408       116,760       131,112       137,038       142,964
    300,000         30,852       61,704        92,556       123,408       140,760       158,512       165,288       172,464
    350,000         36,102       72,204       108,306       144,408       164,760       185,112       193,538       201,964
    400,000         41,352       82,704       124,056       165,408       188,760       212,112       221,788       231,464
    450,000         46,602       93,204       139,806       186,408       212,760       239,112       250,038       260,964

     The following table sets forth the years of service and the covered compensation as of year-end 1995 of the executive officers named in the Summary Compensation Table.

                                        YEARS OF       COVERED
                    NAME                SERVICE      COMPENSATION
        ----------------------------    --------     ------------
        Robert J. Farling                  36          $377,042
        Murray R. Edelman                  34           275,822
        Donald C. Shelton(1)                9           207,577
        Fred J. Lange, Jr.                  9           187,549
        Al R. Temple                        2               (2)

       ----------------------

       (1) Mr. Shelton's employment agreement provides that as of August 31, 1996 (or such earlier date as may be approved by the Board) the Company will provide to Mr. Shelton or his beneficiary a pension benefit from the pension plan, calculated as if the terms of the Company's 1993 Voluntary Transition Program were then in effect.

       (2) Mr. Temple is not now vested in the pension program and is therefore not entitled to any pension.

                           PROPOSALS FOR 1997 ANNUAL MEETING

     Share owners who wish to submit proposals for inclusion in the Proxy Statement and proxy of the Board for share owner action at the 1997 annual meeting must send the proposal and supporting statement, if any, to the Secretary of the Company so that it will be received not later than November 12, 1996.

                                              By order of the Board of
                                              Directors,

                                              JANIS T. PERCIO, Secretary


[paste-up map]

[Logo] CENTERIOR
            ENERGY


Dear Share Owner:

Attached below is your proxy card for the annual meeting of Centerior Energy Corporation to be held on April 23, 1996.
The four issues being voted upon at the meeting this year are listed below. These issues are described more fully in the enclosed proxy statement.

1. The election of 11 directors of the Company. The candidates are named on the proxy card below. The Board of Directors recommends a vote FOR the election of these candidates.

2. The ratification of the appointment by the Board of Directors of Arthur Anderson LLP as the independent accountants of the Company and its subsidaries for 1996. The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP.

3. A share owner proposal to restrict discretionary voting. The Board of Directors recommends a vote AGAINST the share owner proposal.

4. A share owner proposal to rescind the Company's Equity Compensation Plan. The Board of Directors recommends a vote AGAINST the share owner proposal.

The matters to be acted upon at the meeting are important to you as a share owner. In order to help us obtain the representation needed to conduct business at the meeting, we urge you to return your signed proxy card promptly in the enclosed postage-paid envelope. We appreciate your support.

                                        Sincerely,

                                        /s/ Robert J. Farling

                                        Robert J. Farling
                                        Chairman, President &
                                        Chief Executive Officer


  PLEASE DETACH AND RETURN ONLY THE LOWER PORTION IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF ALL CANDIDATES AND ISSUE 2  THE DIRECTORS RECOMMEND A VOTE AGAINST ISSUES 3 AND 4
-----------------------------------------------------------------------------------------------------------------------------------
(1) ELECTION OF DIRECTORS                                 (2) RATIFY APPOINTMENT OF   (3) ADOPT SHARE OWNER   (4) ADOPT SHARE OWNER
    \ \ FOR ALL CANDIDATES LISTED BELOW (OR ANY               ARTHUR ANDERSEN LLP         PROPOSAL TO             PROPOSAL TO
        ALTERNATE CANDIDATES SELECTED AS STATED IN THE        AS INDEPENDENT              RESTRICT                RESCIND THE
        PROXY STATEMENT) EXCEPT AS MARKED TO THE CONTRARY     ACCOUNTANTS                 DISCTRETIONARY          COMPANY'S EQUITY
        BELOW INSTRUCTION: To withhold authority to vote                                  VOTING                  COMPENSATION PLAN
        for any individual candidate mark the box to the
        left of the candidate's name.                         / / FOR                     / / FOR                 / / FOR
        \ \ R. P. Anderson \ \ A. C. Bersticker
        \ \ T. A. Commes \ \ W. F. Conway \ \ W. R. Embry     / / AGAINST                 / / AGAINST             / / AGAINST
        \ \ R. J. Farling \ \ R. A. Miller
        \ \ F. E. Mosier \ \ Sr. M. M. Reinhard               / / ABSTAIN                 / / ABSTAIN             / / ABSTAIN
        \ \ R. C. Savage \ \ W. J. Williams
    \ \ WITHHOLD AUTHORITY TO VOTE FOR ALL NAMED
        CANDIDATES
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE AND INDICATED CAPACITY. IF APPROPRIATE
---------------------------------------------------------
WHEN SIGNING AS ATTORNEY, AGENT, EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR NAME AND TITLE IF
A CORPORATION, THE FULL CORPORATE NAME AND SIGNATURE
AND TITLE OF AN AUTHORIZED OFFICER ARE REQUIRED. IF A
PARTNERSHIP THE FULL PARTNERSHIP NAME AND THE SIGNATURE
AND TITLE OF AN AUTHORIZED PERSON ARE REQUIRED.           DATE____________, 1996

                         CENTERIOR ENERGY CORPORATION
                6200 Oak Tree Blvd., Independence, Ohio 44131
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING TO BE HELD ON APRIL 23, 1996

The undersigned hereby appoints Robert J. Farling and Janis T. Percio (and if only one is present then by that one and with full power of substitution and revocation) as proxies, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Centerior Energy Corporation (and to exercise all other share owner rights and powers) at the annual meeting of its share owners to be held on APRIL 23, 1996, and at any adournments thereof, upon all matters that may properly come before the meeting, including the matters identified on the reverse side of this proxy and described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy.

EXCEPT TO THE EXTENT OTHERWISE SPECIFIED OR IF NO INSTRUCTIONS ARE GIVEN ON THE REVERSE SIDE, THE BOARD OF DIRECTORS' PROXIES INTEND TO VOTE FOR THE ELECTION OF THE DIRECTORS AND ISSUE 2, AND AGAINST ISSUES 3 AND 4 AS SET FORTH ON THE REVERSE SIDE.

                PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE
           AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.